                                                                    EXHIBIT 3.1





                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.


Pursuant to Section 55-10-07 of the General Statutes of North Carolina, the undersigned corporation does hereby submit the following for the purpose of restating its Articles of Incorporation:


1. The name of the corporation is Pharmaceutical Product Development, Inc. (formerly PPD Acquisition Corp.)


2.       The text of the Restated Articles of Incorporation is attached.


3. The Restated Articles of Incorporation, which contain an amendment requiring shareholder approval, were approved by shareholder action, and shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.


4. The Restated Articles of Incorporation do not contain an amendment providing for an exchange, reclassification, or cancellation of issued shares.


                 This the _____ day of _________, 1995.


                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.



                          By:     ________________________________________
                                  Fred N. Eshelman, Chief Executive Officer

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.


                                   ARTICLE I

         The name of the corporation is Pharmaceutical Product Development, Inc.

                                   ARTICLE II

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.

                                  ARTICLE III

         The corporation shall have authority to issue Thirty-Five Million (35,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock having a par value of $.10 per share, and Thirty Million (30,000,000) shares shall be of common stock having a par value of $.10 per share. The preferred stock may be issued from time to time in one or more series. The Board of Directors of the corporation is authorized from time to time to designate by resolution one or more classes or series of preferred stock and the powers, preferences and rights, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be permitted by North Carolina law and these Restated Articles of Incorporation, and, subject to any requirements of these Restated Articles of Incorporation, to fix or alter the number of shares comprising any such classes or series and the designation thereof.

                                   ARTICLE IV

         The street address and county of the registered office of the corporation in North Carolina is 115 North Third Street, Wilmington, New Hanover County, North Carolina 28401.

                                   ARTICLE V

         The mailing address of the registered office of the corporation in North Carolina is 115 North Third Street, Wilmington, North Carolina 28401.

                                   ARTICLE VI

         The name of the registered agent at the address of the registered office is Fredric N. Eshelman.

                                  ARTICLE VII

        There shall be no preemptive rights with respect to the shares of the corporation.

                                  ARTICLE VIII

         The number, term and qualifications of Directors of the corporation may be fixed by the bylaws.

                                   ARTICLE IX

         No director of the corporation shall have personal liability arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to (i) acts or omissions that such director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any liability under Section 55-8-33 of the North Carolina General Statutes or any successor provision, (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date of the effectiveness of this Article. As used in this Article, the term "improper personal benefit" does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his or her services as a director, officer, employee, independent contractor, attorney, or consultant of the corporation.

         Furthermore, notwithstanding the foregoing provision, in the event that Section 55-2-02 or any other provision of the North Carolina General Statutes is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the corporation's directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

         This Article shall not affect a provision permitted under the North Carolina General Statutes in the articles of incorporation, bylaws or contract or resolution of the corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

                                   ARTICLE X

         (a) Except as set forth in paragraph (b) of this Article X, the affirmative vote or consent of the holders of not less than SEVENTY-FIVE PERCENT (75%) of the outstanding shares of stock of the corporation entitled to vote on a particular matter shall be required:

                 (1) to adopt any agreement for, or to approve, the merger or consolidation of the corporation or any affiliate (as hereinafter defined) with or into any other person (as hereinafter defined);

                 (2) to authorize any sale, transfer, or exchange to any other person of all or substantially all of the assets of the corporation or any affiliate; or

                 (3) to authorize the issuance or transfer by the corporation or any affiliate of any voting securities of the corporation or any affiliate in exchange or payment for the securities or assets of any other person, if such authorization is otherwise required by law or by agreement between the corporation and any national securities exchange or by any other agreement to which the corporation or any affiliate is a party.

         (b) The provisions of paragraph (a) of this Article X shall not apply, and the provisions of North Carolina law otherwise applicable shall apply, to (1) any transactions described therein if the Board of Directors by resolution shall have approved the transaction by two-thirds vote of all directors then in office; or (2) any transaction described therein if such other person is a corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the corporation or its affiliates.

         (c) The affirmative vote or consent of the holders of not less than EIGHTY PERCENT (80%) of the outstanding shares of stock of the corporation entitled to vote on the dissolution of the corporation shall be required for the adoption of any plan for the dissolution of the corporation if the Board of Directors shall not have, by resolution adopted by two-thirds vote of all directors then in office, recommended to the shareholders the adoption of such plan for dissolution of the corporation. If the Board of Directors by such vote shall have so recommended to the shareholders such plan for dissolution of the corporation, the provisions of North Carolina law otherwise applicable shall apply.

         (d) In evaluating the merits of any transaction described in paragraph (a) of this Article X, or any offer of a person to make a tender or exchange offer for any equity security of the corporation, the Board of Directors shall, in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, customers, suppliers, and other constituents of the corporation and its affiliates, and on the communities in which the corporation and its affiliates operate or are located.

         (e)     For the purposes of this Article X,

                 (1) an "affiliate" is any person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified;

                 (2) "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and

                 (3) a "person" is any individual, corporation, partnership, trust, estate or other entity.

                                   ARTICLE XI

         A director may be removed from office with cause by the affirmative vote of SEVENTY-FIVE PERCENT (75%) of all eligible votes present in person or by proxy at a meeting of shareholders at which a quorum is present. A director may be removed from office without cause by the affirmative vote of SEVENTY-FIVE PERCENT (75%) of all eligible votes present in person or by proxy at a meeting of shareholders at which a quorum is present, provided that removal without cause is recommended to the shareholders by the Board of Directors pursuant to a vote of not less than SEVENTY-FIVE PERCENT (75%) of the directors then in office. If a director is elected by a separate voting group, only the members of that voting group may participate in the vote to remove him. The entire Board of Directors may not be removed except pursuant to the removal of individual directors in accordance with the foregoing provisions.

         For purposes of this Section, "cause" is defined as personal dishonesty, incompetence, mental or physical incapacity, breach of fiduciary duty involving personal profit, a failure to perform stated duties, or a violation of any law, rule or regulation (other than a traffic violation or similar routine offense) based on a conviction for such offense or an opinion of counsel to the Corporation that such violation has occurred.

                                  ARTICLE XII

         These Articles may not be amended except pursuant to the affirmative vote of SEVENTY-FIVE PERCENT (75%) of all eligible votes present in person or by proxy at a meeting of shareholders at which a quorum is present, and, if applicable, the affirmative vote of SEVENTY-FIVE PERCENT (75%) of all eligible votes in any voting group present in person or by proxy at a meeting of shareholders at which a quorum of such voting group is present with respect to which voting group the amendment would create dissenters' rights or under the circumstances set forth in North Carolina General Statutes Section 55-10-04; provided, however, the provisions of this Article shall not apply, and the provisions of North Carolina law otherwise applicable shall apply, to an amendment approved by the Board of Directors by resolution adopted by a two-thirds vote of all disinterested directors then in office.


                                  ARTICLE XIII

         A vacancy occurring in the Board of Directors of the Corporation, including, without limitation, a vacancy created by an increase in the authorized number of directors or resulting from the shareholders' failure to elect the full authorized number of directors, may only be filled by the directors remaining in office, or, if the directors remaining in office constitute less than a quorum of the directors, by the affirmative vote of a majority of all remaining directors or by the sole remaining director; provided that if any director was elected by a particular voting group, a vacancy in that position may be filled only by any remaining director or directors elected by that voting group, if any, and if there are none, by members of the related voting group. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

                                  ARTICLE XIV

         The shareholders of the corporation shall not be entitled to cumulate their votes in the election of directors.

                                AMENDMENT NO. 1
                                       TO
                       RESTATED ARTICLES OF INCORPORATION


         The first sentence of Article III of the Restated Articles of Incorporation is hereby deleted in its entirety and the following substituted as the first sentence in place thereof:

                 "The corporation shall have authority to issue One Hundred Million (100,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock having a par value of $.10 per share, and Ninety-Five Million (95,000,000) shares shall be of common stock having a par value of $.10 per share."